Exhibit 5.2
Writer’s Email Address:bjdomingue@liskow.com
Writer’s Direct Dial No.: (337) 267-2342
Lafayette, Louisiana
December 15, 2009
Allis-Chalmers Energy Inc.
5075 Westheimer, Suite 890
Houston, TX 77056
Gentlemen:
     We have acted as special counsel to each of Petro-Rentals LLC, a Louisiana limited liability company (“Petro”), and Rebel Rentals LLC, a Louisiana limited liability company (“Rebel”; Petro and Rebel are herein collectively called the “Louisiana Guarantors”), in connection with the registration statement on Form S-3 (as amended, the “Registration Statement”) filed by Allis-Chalmers Energy, Inc., a Delaware corporation (the “Issuer”) with the Securities and Exchange Commission (the “SEC”) on November 9, 2009 pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offering from time to time, as set forth in the Registration Statement, the form of prospectus contained therein (the “Prospectus”) and one or more supplements to the Prospectus (each, a “Prospectus Supplement”), of (i) shares of common stock, par value $0.01 per share (“Common Shares”), of the Issuer, (ii) shares of preferred stock, par value $0.01 per share (“Preferred Shares”), of the Issuer (iii) senior debt securities (“Senior Debt Securities”) of the Issuer, (iv) subordinated debt securities (“Subordinated Debt Securities,” and together with the Senior Debt Securities, “Debt Securities”) of the Issuer, (v) guarantees of Debt Securities by the Louisiana Guarantors (“Guarantees”), (vi) warrants to purchase debt or equity securities of the Issuer (“Warrants’), (vii) subscription rights to purchase debt or equity securities of the Issuer (“Rights”) and (viii) units consisting of one or more of the securities referred to in the foregoing clauses (i) through (vii), or any combination thereof (“Units”).
     Senior Debt Securities will be issued pursuant to a senior indenture substantially in the form attached as Exhibit 4.19 to the Registration Statement (the “Senior Indenture”), between the Issuer and Wells Fargo Bank, National Association, as trustee (the, “Senior Debt Trustee”), as it may be amended or supplemented from time to time, including at the time of and in connection with the issuance of such Senior Debt Securities. Guarantees of Senior Debt Securities will be issued pursuant to the Senior Indenture, as it may be amended or supplemented from time to time, including pursuant to supplemental indentures among the Issuer, the Louisiana Guarantors and the Trustee entered into at the time of and in connection with the issuance of such Guarantees of such Senior Debt Securities. Similarly, Subordinated Debt Securities will be issued pursuant to a subordinated indenture substantially in the form attached as Exhibit 4.20 to the Registration Statement (the “Subordinated Indenture,” and

December 15, 2009	Liskow & Lewis

together with the Senior Indenture, the “Indentures”), between the Issuer and Wells Fargo Bank, National Association, as trustee (the “Subordinated Debt Trustee”), as it may be amended or supplemented from time to time, including at the time of and in connection with the issuance of such Subordinated Debt Securities. Guarantees of Subordinated Debt Securities will be issued pursuant to the Subordinated Indenture, as it may be amended or supplemented from time to time, including pursuant to supplemental indentures among the Issuer, the Louisiana Guarantors and the Trustee entered into at the time of and in connection with the issuance of such Guarantees and such Subordinated Debt Securities.
     In arriving at the opinions expressed below, we have examined (i) the articles of organization and operating agreement of each Louisiana Guarantor, and (ii) originals or copies certified or otherwise identified to our satisfaction of such other instruments and other certificates of public officials, officers and representatives of the Louisiana Guarantors and such other persons as we have deemed appropriate as a basis for the opinions expressed below.
     In rendering the opinions expressed below, we have assumed and have not verified (i) the genuineness of the signatures on all documents that we have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents supplied to us as originals and (iv) the conformity to the authentic originals of all documents supplied to us as certified, photostatic or faxed copies. In conducting our examination of documents that purport to constitute contracts, we have assumed such documents constitute valid and binding obligations of the parties thereto.
     Based on the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:
1.	Each of the Louisiana Guarantors is validly existing and in good standing under the laws of the State of Louisiana.

2.	Assuming each Louisiana Guarantor authorizes the execution by its authorized representative of a supplemental indenture pursuant to which such Louisiana Guarantor becomes a party to the Senior Indenture and guarantees Senior Debt Securities issued thereunder, each of the Louisiana Guarantors has the limited liability company power and authority under the laws of the State of Louisiana to execute and deliver such supplemental indenture, and perform all of its obligations under the Senior Indenture.

3.	Assuming each Louisiana Guarantor authorizes the execution by its authorized representative of a supplemental indenture pursuant to which such Louisiana Guarantor becomes a party to the Subordinated Indenture and guarantees Subordinated Debt Securities issued thereunder, each of the Louisiana Guarantors has the limited liability company power and authority under the laws of the State of Louisiana to execute and deliver such supplemental indenture, and perform all of its obligations under the Subordinated Indenture.
     We express no opinion as to the laws of any jurisdiction other than applicable laws of the State of Louisiana.

December 15, 2009	Liskow & Lewis

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus. In giving this consent we do not admit that we are “experts” under the Securities Act, or the rules and regulations of the SEC thereunder, with respect to any part of the Registration Statement, including this exhibit. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law, and we have assumed that at no future time would any such subsequent change of fact or law affect adversely our ability to render at such time an opinion (a) containing the same legal conclusions set forth herein and (b) subject only to such (or fewer) assumptions, limitations and qualifications as are contained herein.

Sincerely,
/s/ LISKOW & LEWIS
LISKOW & LEWIS,
a Professional Law Corporation